Exhibit 99.2

FOR IMMEDIATE RELEASE	Contact:	Diane McClintock
SVP FP&A & Investor Relations
		email:	investorrelations@wattswater.com

WATTS WATER TECHNOLOGIES ANNOUNCES CFO RETIREMENT AND TRANSITION PLAN

North Andover, Mass., October 30, 2024 -- Watts Water Technologies, Inc. (NYSE: WTS) – through its subsidiaries, one of the world’s leading manufacturers and providers of plumbing, heating and water quality products and solutions – today announced Chief Financial Officer Shashank Patel has communicated his intention to retire on March 15, 2025 for personal reasons, after having served in this role since July 2018. Patel will continue as CFO until a successor is named to ensure a smooth transition. The Company has initiated a comprehensive search to identify a successor, which will include both internal and external candidates.

Chief Executive Officer and President Robert J. Pagano Jr. commented, “On behalf of the Board of Directors and our executive leadership team, I want to thank Shashank for his partnership, dedicated leadership, and impactful contribution to our Company. Throughout his time as CFO, Watts has continued delivering profitable growth while increasing free cash flow and executing a balanced capital deployment strategy. We appreciate that he will continue to serve in his role until a successor is named and provide support during the transition period. We wish Shashank the very best upon his well-earned retirement.”

Mr. Patel stated, “It has been an honor to serve as Watts’ CFO for the past 6 years, and I am proud to have contributed toward our mission to improve comfort, safety, and quality of life for people around the world through our expertise in a wide range of water technologies. I want to extend my heartfelt thanks to Bob for his visionary leadership, support and trust. Watts has continued to execute against our long-term strategy, including protecting our core business and investing for future growth through balanced capital deployment, while expanding our global addressable market and cross-selling opportunities through strategic acquisitions. I look forward to supporting the process to identify our next CFO and a smooth transition to ensure continued value creation.”

About Watts

Watts Water Technologies, Inc., through its subsidiaries, is a world leader in the manufacture of innovative products to control the efficiency, safety, and quality of water within residential, commercial, and institutional applications. Watts’ expertise in a wide variety of water technologies enables us to be a comprehensive supplier to the water industry.